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EXHIBIT 23.1






                        CONSENT OF INDEPENDENT ACCOUNTANTS'



The Board of Directors and Shareholders
FiberChem, Inc.

We hereby consent to incorporation by reference in the Registration Statements (No. 033-61479 and 033-82330) on Form S-8 of our report dated February 13, 1998 related to the consolidated balance sheets of FiberChem Inc. and Subsidiaries as of September 30, 1997 and 1996 and the related statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the September 30, 1997 annual report on Form 10-KSB A/2 of FiberChem, Inc.



/s/ GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
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GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

March 3, 1998